Exhibit 99.1

NEWS RELEASE

SPX REPORTS THIRD QUARTER 2008 RESULTS

Revenues up 29%, Segment Income up 25%

EPS of $2.01, Adjusted EPS of $1.66

CHARLOTTE, NC – October 29, 2008 – SPX Corporation (NYSE:SPW) today reported results for the third quarter ended September 27, 2008:

•                  Revenues increased 28.8% to $1.51 billion from $1.17 billion in the year-ago quarter.  Organic revenue growth* was 6.5%, while completed acquisitions and the impact of currency fluctuations increased reported revenues by 19.7% and 2.6%, respectively.

•                  Segment income and margins were $208.8 million and 13.8%, compared with $166.7 million and 14.2% in the year-ago quarter. Excluding the dilutive impact of the APV acquisition, segment margins improved 120 basis points.

•                  Diluted net income per share from continuing operations was $2.01, compared with $1.74 in the year-ago quarter.  Both periods include benefits from the settlement of certain tax matters.

•                  Adjusted diluted net income per share from continuing operations was $1.66, compared with $1.39 in the year-ago quarter. The 2008 adjusted earnings exclude a benefit of $25.6 million ($0.47 per share) related to the settlement of tax matters and a charge of $9.5 million ($0.11 per share, net of tax) related to a legal settlement. Excluding these items, the company’s effective tax rate for the quarter was 34.3%.

The 2007 adjusted earnings exclude a benefit of $19.1 million ($0.35 per share) related to the settlement of certain tax matters and reductions in certain foreign statutory tax rates.

•                  Net cash from continuing operations was $103.8 million, compared with $48.3 million in the year-ago quarter. The increase in cash flow was due primarily to increased operating income.

•                  Free cash flow from continuing operations* during the quarter was $71.2 million, compared with $29.6 million in the year-ago quarter.  The increase was due primarily to the items noted above, offset partially by increased capital expenditures in 2008 to support continued growth in the company.

The company also announced fourth quarter earnings guidance in the range of $1.90 to $2.00 per share, and narrowed its full year adjusted earnings guidance to a range of $6.40 to $6.50 per share, from the previous range of $6.40 to $6.60 per share. The guidance change is due primarily to fluctuations in foreign currency, most notably the recent strengthening of the US dollar against the Euro and British pound, and the impact those currency fluctuations are expected to have on the company’s fourth quarter reported results.

Chris Kearney, Chairman, President and CEO said, “SPX’s third quarter performance marked another period of solid revenue and earnings growth for our company, despite facing the most challenging economic environment in recent history.  Our adjusted earnings per share of $1.66 represents a 19 percent increase over the same period last year, and we had strong revenue growth of 29 percent during the quarter.

“At this time, we are narrowing our full year earnings guidance to a range of $6.40 to $6.50 per share.  This is necessary primarily from the impact the recent rapid strengthening of the US dollar against many of the foreign currencies in which we conduct business is expected to have on our fourth quarter results. Although we’re unable to predict what impact the current global financial crisis will ultimately have on our customers, we are confident in the strategic direction we embarked on four years ago and we maintain our conservative approach to capital allocation. We believe we are well positioned to remain competitive and resilient during these uncertain times,” Kearney added.

FINANCIAL HIGHLIGHTS – CONTINUING OPERATIONS

Flow Technology

Revenues for the third quarter of 2008 were $493.0 million compared to $256.3 million in the third quarter of 2007, an increase of $236.7 million, or 92.4%.  The increase was due primarily to the fourth quarter 2007 acquisition of APV, which contributed $211.5 million of revenues during the quarter. Additionally, organic revenue growth* was 8.3% in the quarter, driven primarily by strong sales in the power, oil and gas, and dehydration markets.  The impact of currency fluctuations increased revenues by 1.0% from the year-ago quarter.

Segment income was $55.8 million, or 11.3% of revenues, in the third quarter of 2008 compared to $44.2 million, or 17.2% of revenues, in the third quarter of 2007.

Segment income was favorably impacted by organic growth and operating profit from the APV acquisition. Segment margins declined primarily due to the significantly lower margins at APV.

Test and Measurement

Revenues for the third quarter of 2008 were $260.0 million compared to $245.0 million in the third quarter of 2007, an increase of $15.0 million, or 6.1%.  The increase was due primarily to acquisitions completed in the second half of 2007. The impact of currency fluctuations increased reported revenues by 1.8%. These increases were offset partially by organic revenue declines* of 3.1% due primarily to reduced volumes in the North American automotive market.

Segment income was $30.3 million, or 11.7% of revenues, in the third quarter of 2008 compared to $22.0 million, or 9.0% of revenues, in the third quarter of 2007.  The 2007 results included a one-time charge of $7.4 million. In addition, segment income increased due to the acquisitions and benefit of foreign currency fluctuations noted above, offset partially by declines associated with difficult conditions in the domestic automotive market.

Thermal Equipment and Services

Revenues for the third quarter of 2008 were $436.8 million compared to $422.1 million in the third quarter of 2007, an increase of $14.7 million, or 3.5%.  The impact of currency fluctuations increased reported revenues by 5.3% from the year-ago quarter, while organic revenue* declined 1.8%. The organic revenue decline was primarily driven by timing and the uneven nature of large project business in the segment.

Segment income was $52.4 million, or 12.0% of revenues, in the third quarter of 2008 compared to $56.5 million, or 13.4% of revenues, in the third quarter of 2007.  The decrease in segment income and margins was due primarily to the organic revenue decline noted above and unfavorable product mix as compared to the year-ago quarter.

Industrial Products and Services

Revenues for the third quarter of 2008 were $319.8 million compared to $248.6 million in the third quarter of 2007, an increase of $71.2 million, or 28.6%.  The increase was due primarily to organic revenue growth* of 28.2%, driven primarily by increased sales and pricing of power transformers and solar and broadcast equipment.  The impact of currency fluctuations increased revenues by 0.4% from the year-ago quarter.

Segment income was $70.3 million, or 22.0% of revenues, in the third quarter of 2008 compared to $44.0 million, or 17.7% of revenues, in the third quarter of 2007.  The increase in segment income and margins was driven largely by the organic growth noted above, as well as manufacturing efficiencies achieved from operating initiatives across the segment.

OTHER ITEMS

Share Repurchase Plan:  On September19, 2008, the company announced that it had adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of up to 3.0 million shares of its common stock on or before October 30, 2009, in accordance with a share repurchase program authorized by its Board of Directors.  Trading under this plan is scheduled to begin no sooner than November 3, 2008.

Acquisition: On September 2, 2008, the company announced that its Service Solutions business unit had completed the acquisition of AUTOBOSS Tech, Inc., a Shenzhen, China-based manufacturer of diagnostic tools and equipment serving China’s vehicle maintenance and repair market.

Dividend:   On August 28, 2008, the Board of Directors announced a quarterly dividend of $0.25 per common share to shareholders of record on September 15, 2008.  The second quarter 2008 dividend of $0.25 per common share was paid on October 2, 2008.

Discontinued Operations:  During the third quarter of 2008, the company committed to a plan to divest two product lines, one previously reported in its Flow Technology segment and one previously reported in its Test and Measurement segment. These sales are expected to be completed in within the next twelve months.

During the first quarter of 2008, the company committed to a plan to divest its vibration test equipment product line, which was previously reported in the Test and Measurement segment. On October 1, the company announced that it has entered into a definitive agreement to sell this business for $102.0 million. This sale is expected to be completed during the fourth quarter of 2008.

During the third quarter of 2007, the company committed to a plan to divest its air filtration product line, which was previously reported in the Flow Technology segment. This sale was completed on July 3, 2008.

The financial condition, results of operations, and cash flows of the product lines discussed above have been reported as discontinued operations in the attached condensed consolidated financial statements.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended September 27, 2008 with the Securities and Exchange Commission by November 6, 2008.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many energy efficient products, includes cooling systems for power plants throughout the world; custom engineered process equipment that assists a variety of flow processes including food and beverage manufacturing, oil and gas exploration, distribution and refinement and power generation; handheld diagnostic tools that aid in vehicle maintenance and repair; and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and employs more than 17,000 people worldwide in over 35 countries. Visit www.spx.com. (NYSE: SPW)

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2007.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contact:

Jeremy W. Smeltser (Investors)	Jennifer H. Epstein (Media)
704-752-4478	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Nine months ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Revenues	$1,509.6	$1,172.0	$4,425.5	$3,360.6

Costs and expenses:
Cost of products sold	1,062.9	825.9	3,101.9	2,417.4
Selling, general and administrative	280.0	218.3	869.5	647.9
Intangible amortization	6.4	4.3	19.7	13.0
Special charges, net	4.8	2.4	9.7	3.9
Operating income	155.5	121.1	424.7	278.4

Other expense, net	(11.8)	(1.2)	(13.1)	(2.7)
Interest expense	(28.3)	(23.5)	(88.7)	(55.8)
Interest income	3.4	2.3	7.6	6.4
Equity earnings in joint ventures	9.9	9.1	33.1	29.1
Income from continuing operations before income taxes	128.7	107.8	363.6	255.4
Income tax provision	(18.2)	(12.9)	(99.0)	(59.0)
Income from continuing operations	110.5	94.9	264.6	196.4

Income (loss) from discontinued operations, net of tax	0.3	(1.5)	5.5	4.0
Gain (loss) on disposition of discontinued operations, net of tax	6.2	(0.5)	3.1	(14.4)
Income (loss) from discontinued operations	6.5	(2.0)	8.6	(10.4)

Net income	$117.0	$92.9	$273.2	$186.0

Basic income per share of common stock
Income from continuing operations	$2.06	$1.79	$4.98	$3.52
Income (loss) from discontinued operations	0.12	(0.04)	0.16	(0.19)
Net income per share	$2.18	$1.75	$5.14	$3.33

Weighted average number of common shares outstanding - basic	53.694	53.045	53.124	55.809

Income from continuing operations	$2.01	$1.74	$4.86	$3.43
Income (loss) from discontinued operations	0.12	(0.03)	0.16	(0.18)
Net income per share	$2.13	$1.71	$5.02	$3.25

Weighted average number of common shares outstanding - diluted	54.876	54.473	54.476	57.273

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

 (Unaudited; in millions)

	September 27,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and equivalents	$466.4	$354.1
Accounts receivable, net	1,419.0	1,269.2
Inventories, net	721.3	667.0
Other current assets	165.5	115.5
Deferred income taxes	91.5	94.5
Assets of discontinued operations	149.4	215.9
Total current assets	3,013.1	2,716.2
Property, plant and equipment
Land	37.7	37.9
Buildings and leasehold improvements	245.6	233.1
Machinery and equipment	671.8	610.8
	955.1	881.8
Accumulated depreciation	(451.2)	(403.1)
Net property, plant and equipment	503.9	478.7
Goodwill	1,921.1	1,930.1
Intangibles, net	682.7	707.7
Other assets	408.5	404.7
TOTAL ASSETS	$6,529.3	$6,237.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$628.4	$714.6
Accrued expenses	1,148.3	1,035.4
Income taxes payable	25.0	7.5
Short-term debt	260.3	254.4
Current maturities of long-term debt	76.4	78.9
Liabilities of discontinued operations	40.3	80.6
Total current liabilities	2,178.7	2,171.4

Long-term debt	1,194.0	1,234.7
Deferred and other income taxes	211.2	240.5
Other long-term liabilities	570.5	574.4
Total long-term liabilities	1,975.7	2,049.6

Minority interest	14.2	10.4
Shareholders’ equity:
Common stock	971.0	963.5
Paid-in capital	1,381.4	1,296.0
Retained earnings	2,278.7	2,045.9
Accumulated other comprehensive income	30.7	38.1
Common stock in treasury	(2,301.1)	(2,337.5)
Total shareholders’ equity	2,360.7	2,006.0
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,529.3	$6,237.4

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine months ended
	September 27, 2008	September 29, 2007
Cash flows from (used in) operating activities:
Net income	$273.2	$186.0
Less: Income (loss) from discontinued operations, net of tax	8.6	(10.4)
Income from continuing operations	264.6	196.4
Adjustments to reconcile income from continuing operations to net cash from operating activities
Special charges, net	9.7	3.9
Deferred and other income taxes	(13.1)	(4.3)
Depreciation and amortization	83.8	57.7
Pension and other employee benefits	41.0	44.5
Stock-based compensation	33.7	32.0
Other, net	21.5	19.9
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	(181.9)	(36.2)
Inventories	(48.5)	(68.6)
Accounts payable, accrued expenses and other	(49.8)	(107.2)
Cash spending on restructuring actions	(13.9)	(3.2)
Net cash from continuing operations	147.1	134.9
Net cash from discontinued operations	5.8	30.4
Net cash from operating activities	152.9	165.3

Cash flows from (used in) investing activities:
Proceeds from asset sales and other	1.3	3.2
Business acquisitions and investments, net of cash acquired	(11.7)	(42.0)
Capital expenditures	(78.9)	(46.9)
Net cash used in continuing operations	(89.3)	(85.7)
Net cash from discontinued operations	31.8	130.5
Net cash from (used in) investing activities	(57.5)	44.8

Cash flows from (used in) financing activities:
Borrowing under revolving loan facilities	615.0	1,347.3
Repayments under revolving loan facilities	(600.0)	(1,137.8)
Borrowings under trade receivable agreement	261.0	405.0
Repayments under trade receivable agreement	(261.0)	(335.0)
Net repayments under other financing arrangements	(52.7)	(21.3)
Purchases of common stock	—	(715.9)
Proceeds from the exercise of employee stock options and other, net	80.1	99.3
Financing fees paid	—	(8.4)
Dividends paid	(40.0)	(43.5)
Net cash from (used in) continuing operations	2.4	(410.3)
Net cash used in discontinued operations	(0.4)	(5.1)
Net cash from (used in) financing activities	2.0	(415.4)
Change in cash and equivalents due to changes in foreign exchange rates	14.9	10.9
Net change in cash and equivalents	112.3	(194.4)
Consolidated cash and equivalents, beginning of period	354.1	477.2
Consolidated cash and equivalents, end of period	$466.4	$282.8

Cash and equivalents of continuing operations	$466.4	$282.8
Cash and equivalents of discontinued operations	$—	$—

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended			Nine months ended
	September 27, 2008	September 29, 2007%		September 27, 2008	September 29, 2007%
Flow Technology

Revenues	$493.0	$256.3	92.4%	$1,519.6	$759.5	100.1%
Gross profit	148.1	94.5		469.7	270.3
Selling, general and administrative expense	89.3	49.2		288.4	142.3
Intangible amortization expense	3.0	1.1		9.1	3.4
Segment income	$55.8	$44.2	26.2%	$172.2	$124.6	38.2%
as a percent of revenues	11.3%	17.2%		11.3%	16.4%

Test and Measurement

Revenues	$260.0	$245.0	6.1%	$850.0	$764.8	11.1%
Gross profit	80.0	68.0		259.3	223.1
Selling, general and administrative expense	47.8	44.6		162.6	141.6
Intangible amortization expense	1.9	1.4		5.9	4.1
Segment income	$30.3	$22.0	37.7%	$90.8	$77.4	17.3%
as a percent of revenues	11.7%	9.0%		10.7%	10.1%

Thermal Equipment and Services

Revenues	$436.8	$422.1	3.5%	$1,193.0	$1,122.9	6.2%
Gross profit	111.6	109.7		306.9	258.8
Selling, general and administrative expense	57.9	51.6		168.3	143.6
Intangible amortization expense	1.3	1.6		4.2	4.8
Segment income	$52.4	$56.5	-7.3%	$134.4	$110.4	21.7%
as a percent of revenues	12.0%	13.4%		11.3%	9.8%

Industrial Products and Services

Revenues	$319.8	$248.6	28.6%	$862.9	$713.4	21.0%
Gross profit	108.9	77.9		294.5	202.8
Selling, general and administrative expense	38.4	33.7		112.7	97.8
Intangible amortization expense	0.2	0.2		0.5	0.7
Segment income	$70.3	$44.0	59.8%	$181.3	$104.3	73.8%
as a percent of revenues	22.0%	17.7%		21.0%	14.6%

Total segment income	$208.8	$166.7		$578.7	$416.7
Corporate expenses	25.9	23.6		80.8	69.9
Pension and postretirement expense	14.8	11.1		29.8	32.5
Stock-based compensation expense	7.8	8.5		33.7	32.0
Special charges, net	4.8	2.4		9.7	3.9
Consolidated Operating Income	$155.5	$121.1	28.4%	$424.7	$278.4	52.6%

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE GROWTH RECONCILIATION

(Unaudited)

	Three Months ended September 27, 2008
	Net Revenue		Foreign	Organic Revenue
	Growth	Acquisitions	Currency	Growth (Decline)

Flow Technology	92.4%	83.1%	1.0%	8.3%

Test and Measurement	6.1%	7.4%	1.8%	(3.1)%

Thermal Equipment and Services	3.5%	—%	5.3%	(1.8)%

Industrial Products and Services	28.6%	—%	0.4%	28.2%

Consolidated	28.8%	19.7%	2.6%	6.5%

	Nine months ended September 27, 2008
	Net Revenue		Foreign	Organic Revenue
	Growth	Acquisitions	Currency	Growth (Decline)

Flow Technology	100.1%	86.9%	3.3%	9.9%

Test and Measurement	11.1%	10.4%	3.7%	(3.0)%

Thermal Equipment and Services	6.2%	—%	6.1%	0.1%

Industrial Products and Services	21.0%	—%	1.1%	19.9%

Consolidated	31.7%	22.0%	3.9%	5.8%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended		Nine months ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Net cash from continuing operations	$103.8	$48.3	$147.1	$134.9

Capital expenditures - continuing operations	(32.6)	(18.7)	(78.9)	(46.9)

Free cash flow from continuing operations	$71.2	$29.6	$68.2	$88.0

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Nine months ended
September 27, 2008

Beginning cash	$354.1

Operational cash flow	147.1
Business acquisitions and investments, net of cash acquired	(11.7)
Capital expenditures	(78.9)
Proceeds from asset sales and other	1.3
Borrowings under revolving loan facilities	615.0
Repayments under revolving loan facilities	(600.0)
Net repayments under other financing arrangements	(52.7)
Proceeds from the exercise of employee stock options and other	80.1
Dividends paid	(40.0)
Cash from discontinued operations	37.2
Change in cash due to change in foreign exchange rates	14.9

Ending cash	$466.4

	Debt at				Debt at
	12/31/2007	Borrowings	Repayments	Other	9/27/2008

Term loan	$750.0	$—	$(37.6)	$—	$712.4
Domestic revolving loan facility	115.0	515.0	(500.0)	—	130.0
Global revolving loan facility	—	100.0	(100.0)	—	—
7.625% senior notes	500.0	—	—	—	500.0
7.50% senior notes	28.2	—	—	—	28.2
6.25% senior notes	21.3	—	—	—	21.3
Trade receivables financing arrangement	70.0	261.0	(261.0)	—	70.0
Other indebtedness	83.5	—	(15.1)	0.4	68.8

Totals	$1,568.0	$876.0	$(913.7)	$0.4	$1,530.7

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited; in millions, except per share)

	Three months ended			Nine months ended
	September 27, 2008		September 29, 2007	September 27, 2008		September 29, 2007

Diluted net income per share of common stock from continuing operations	$2.01		$1.74	$4.86		$3.43

Third quarter settlement of tax matters	(0.47)		(0.20)	(0.47)		(0.19)

Reductions in foreign statutory rates	—		(0.15)	—		(0.14)

Third quarter 2007 legal settlement	0.11		—	0.11		—

Adjusted diluted net income per share of common stock from continuing operations	$1.66	(1)	$1.39	$4.49	(1)	$3.10

(1) Adjusted diluted net income per share of common stock from continuing operations may have differences due to rounding.